Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2015
FINANCIAL RESULTS

Fourth Quarter 2015:

•	Sales of $287 million, down 7%; Organic Sales down 7%

•	Operating Margin of 10.5%; Adjusted Operating Margin of 15.5%, down 60 bps

•	Diluted EPS from Continuing Operations of $0.44, down 27%;

•	Down 3% to $0.60 on an Adjusted Basis
Full Year 2015:

•	Sales of $1,194 million, down 5%; Organic Sales down 1%

•	Operating Margin of 14.1%; Adjusted Operating Margin of 15.8%, up 40 bps

•	Diluted EPS from Continuing Operations of $2.19, up 1%;

•	Up 2% to $2.38 on an Adjusted Basis
2016 Outlook:

•	2016 Expected Sales Growth of 2% to 4%; Organic Sales Growth of 0% to 2%

•	2016 Adjusted Net Income of $2.43 to $2.58 per Diluted Share; up 2% to 8% from 2015 Adjusted Net Income of $2.38 per Diluted Share

BRISTOL, Conn., February 19, 2016 - Barnes Group Inc. (NYSE: B), an international industrial and aerospace manufacturer and service provider, today reported financial results for the fourth quarter and full year 2015.
Fourth quarter 2015 net sales of $287 million were down 7% from $310 million in the prior year period. Organic sales (1) decreased 7%, while foreign exchange negatively impacted sales by 4%. The Thermoplay and Priamus acquisitions collectively contributed $11.0 million to sales. Income from continuing operations for the fourth quarter was $24.4 million, or $0.44 per diluted share, compared to $33.3 million, or $0.60 per diluted share last year. On an adjusted basis, income from continuing operations was $0.60 per diluted share, down 3% from $0.62 a year ago. Fourth quarter 2015 adjusted diluted income from continuing operations excludes restructuring and workforce reduction charges of $0.05 per share and pension lump sum settlement charges of $0.11 per share. Fourth quarter 2014 adjusted diluted income from continuing operations excludes the impact of Männer short-term purchase accounting adjustments and costs related to the closure of the Company’s Saline, Michigan facility, which collectively contributed $0.02 per share.

For the full year, Barnes Group generated net sales of $1,194 million, down 5% from last year. Organic sales declined 1% and unfavorable foreign exchange impacted sales by $69 million, or 5%. Acquisitions contributed $16 million to 2015 sales. Income from continuing operations was $121.4 million, or $2.19 per diluted share, compared to $120.5 million, or $2.16 per diluted share in 2014. On an adjusted basis, income from continuing operations was $2.38 per diluted share, up 2% from $2.34 a year ago. Adjusted diluted earnings from continuing operations per share in 2015 excludes a pension lump sum settlement charge of $0.11, short-term purchase accounting adjustments and acquisition transaction costs of $0.05, restructuring and workforce reduction charges of $0.05, and a contract termination dispute charge of $0.03. These unfavorable adjustments were offset in part by a $0.05 per share contribution from a tax refund received in the third quarter. For 2014, adjusted diluted earnings from continuing operations per share exclude the impact of Männer short-term purchase accounting adjustments of $0.11 and costs related to the Saline facility closure which were $0.07.
A table reconciling 2015 and 2014 non-GAAP adjusted results presented in this release to our GAAP results is included at the end of this press release.
“We continued to make substantial strides executing our growth strategy throughout 2015, driving our Barnes Enterprise System deeper into the organization, and investing in our businesses both organically and through acquisitions. We closed on two acquisitions, Thermoplay and Priamus, both in our Molding Solutions business, supplementing our portfolio with additional highly engineered products and differentiated industrial technologies. Lingering softness in certain Industrial end-markets, and delivery shortfalls experienced in our Aerospace original equipment manufacturing business, weighed on our second half results,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc.
“With the onset of a weakening macro environment during the second half, we undertook swift actions to cut discretionary spending, right-size our operations, and reduce our physical footprint. While these actions are difficult in the short-term, they are crucial to sustain our competitive positioning and financial health over the long-term. As a result of the investments made and these actions undertaken, we delivered full year net income which exceeded 2014’s result. In addition, we are better positioned to generate solid performance in the upcoming year,” added Dempsey.
Industrial

•
Fourth quarter 2015 sales were $190.2 million, down 4% from $198.2 million in the same period last year. Unfavorable foreign exchange reduced sales by approximately $12.5 million, or 6%. Organic sales decreased by 3% in the quarter, primarily driven by continued soft industrial end-markets in North America and transportation end-markets in China, though partially offset by stronger personal care end-markets in our Molding Solutions business. For the quarter, the recently acquired Thermoplay and Priamus businesses together contributed $11.0 million in sales.

•
Operating profit in the fourth quarter was $14.7 million, compared to $27.0 million in the prior year period. The decline in operating profit was driven by the reduced sales volumes, lower productivity, and unfavorable foreign exchange. These items were offset in part by lower employee related costs. In addition, $7.5 million of pension lump sum settlement charges, $3.4 million in restructuring and workforce reduction charges, and $0.3 million of short-term purchase accounting and acquisition transaction costs negatively impacted operating profit. Excluding these additional items, and the Männer and Saline charges last year, adjusted operating profit of $25.9 million was down 9% from $28.3 million a year ago. Adjusted operating margin was 13.6%, down 70 bps from 14.3% last year.

•
Full year 2015 sales were $782.3 million, down 5% from $822.1 million last year. Unfavorable foreign exchange negatively impacted sales by $68.8 million, while the Thermoplay and Priamus businesses provided $15.6 million of acquisition sales increase. Industrial’s organic sales grew 2% over the prior year primarily due to favorable end-markets served by our tool and die and Molding Solutions businesses during the first half of 2015. A softening within transportation and general industrial end-markets during the second half of 2015 tempered a substantial portion of the organic growth realized in the first half of the year.

•
Full year operating profit of $103.0 million was down 5% from $108.4 million in the prior year. Operating profit benefited from higher organic sales, and was offset by lower productivity and the impact of unfavorable foreign exchange. In addition, $7.5 million of pension lump sum settlement charges, $3.6 million of short-term purchase accounting adjustments and acquisition transaction costs, and $3.4 million of restructuring and workforce reduction charges impacted results. For 2014, operating profit included $8.5 million of short-term purchase accounting adjustments and $6.0 million of restructuring charges related to the Saline facility closure. Excluding these items, adjusted operating profit was $117.5 million for 2015 versus $122.9 million a year ago, a decrease of 4%. Adjusted operating margin was 15.0%, up 10 bps from last year.

Aerospace

•
Fourth quarter 2015 sales were $96.8 million, down 14% from $112.0 million in the same period last year. The decline was primarily driven by lower Aerospace original equipment manufacturing (“OEM”) and aftermarket maintenance, repair and overhaul (“MRO”) sales, though partially offset by higher spare parts sales.

•
Operating profit was $15.4 million for the fourth quarter of 2015, compared to $21.6 million in the prior year period. The operating profit decrease was primarily due to the lower profit on reduced sales volumes. In addition, $2.4 million of pension lump sum settlement charges and $0.8 million in restructuring and workforce reduction charges negatively impacted operating profit. Excluding these two items, adjusted operating profit of $18.6 million was down 14% from a year ago. For the fourth quarter, adjusted operating margin was 19.2%, 10 basis points lower than a year ago.

•	Full year 2015 sales were $411.7 million, down 6% from $440.0 million last year. Decreased sales from the OEM and MRO businesses were only partially offset by higher spare parts sales.

•
Operating profit was $65.4 million for 2015 versus $71.6 million a year ago. Operating profit was impacted by a lower contribution from reduced OEM sales, lower productivity, a $2.8 million charge from a contract termination dispute, $2.4 million of pension lump sum settlement charges, and $0.8 million in restructuring and workforce reduction charges. Partially offsetting these items were higher profits from both the MRO and spare parts businesses, and lower employee related costs, primarily incentive compensation. Excluding the contract termination dispute, pension lump sum settlement, and restructuring and workforce reduction charges, 2015 adjusted operating profit was $71.4 million, down slightly from the prior year. Adjusted operating margin increased 100 bps to 17.3% due to the favorable aftermarket mix.

•	Aerospace backlog was $571 million at the end of the fourth quarter of 2015, up 9% year-over-year, and up 2% sequentially from the third quarter of 2015.

Additional Information

•	Interest expense decreased $0.7 million to $10.7 million in 2015 primarily as a result of lower average borrowings for the year, offset in part by a higher average interest rate.

•
The Company's effective tax rate from continuing operations for 2015 was 23.2% compared with 27.6% in 2014. The effective tax rate decrease for 2015 over the full year 2014 rate is primarily due to a tax refund of withholding taxes, an extended tax holiday in China, and a change in the mix of earnings in lower tax jurisdictions, partially offset by an increase in the repatriation of a portion of current year foreign earnings to the U.S.

Pension Lump Sum Settlement Update
During the fourth quarter, the Company took action to reduce the size and potential volatility of its U.S. pension plan obligation by offering approximately 1,300 former employees an option to receive a lump sum distribution of their vested benefits by the end of 2015. Based on the offer acceptance level, cash payments of $28.0 million were made in December, funded by the assets of the Company's pension plan. Related to this settlement, a pre-tax charge of $9.9 million was recorded in the fourth quarter. This settlement charge has been excluded from adjusted earnings.

Share Repurchase Authorization
The Company’s Board of Directors has authorized the repurchase of up to five million shares of Barnes Group common stock. Under this authorization, the Company may, from time to time, repurchase shares in the open market or through privately negotiated transactions depending on market conditions and other relevant factors. This action supplements the remaining shares under the 2011 Stock Repurchase Authorization which was nearing completion.

2016 Outlook

Barnes Group expects 2016 organic revenue growth of 0% to 2% with total revenue growth of 2% to 4% after consideration of 1% unfavorable foreign exchange and a positive 3% from acquisition revenues. Operating margins are forecasted to be in the range of 16% to 17%. Adjusted earnings from continuing operations are expected to be in the range of $2.43 to $2.58 per diluted share, up 2% to 8% from 2015’s adjusted diluted earnings per share of $2.38. Further, the Company anticipates capital expenditures of approximately $50 million and cash conversion to approximate 100% of net income. For 2016, the effective tax rate is expected to be in the range of 27% to 29%.

“While the second half of 2015 foreshadows a slower growth environment for the current year, the business investments we’ve made and the cost actions we’ve taken position us well for a good year in 2016,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc. “Our continued strong cash flow expectation, balance sheet flexibility, and desire to make further investments position us favorably for the upcoming year.”

Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2015 results at 8:30 a.m. ET today, February 19, 2016. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (877) 201-0168 in the U.S. or (647) 788-4901 outside of the U.S.; Conference ID 70194871. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 19, 2016 until 11:59 p.m. (ET) on Friday, February 26, 2016, by dialing (404) 537-3406; Conference ID 70194871.
Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare products, and technology to the world. Barnes Group’s approximately 4,700 skilled and dedicated employees around the globe are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "strategy," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; future repurchases of common stock; future levels of indebtedness; numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings.  The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Net sales	$287,026	$310,173	(7.5)	$1,193,975	$1,262,006	(5.4)

Cost of sales	189,208	196,977	(3.9)	782,817	829,648	(5.6)
Selling and administrative expenses	67,714	64,613	4.8	242,762	252,384	(3.8)
	256,922	261,590	(1.8)	1,025,579	1,082,032	(5.2)
Operating income	30,104	48,583	(38.0)	168,396	179,974	(6.4)

Operating margin	10.5%	15.7%		14.1%	14.3%

Interest expense	2,754	2,834	(2.8)	10,698	11,392	(6.1)
Other expense (income), net	(21)	314	NM	(248)	2,082	NM
Income from continuing operations before income taxes	27,371	45,435	(39.8)	157,946	166,500	(5.1)
Income taxes	2,965	12,177	(75.7)	36,566	45,959	(20.4)
Income from continuing operations	24,406	33,258	(26.6)	121,380	120,541	0.7

Loss from discontinued operations, net of income taxes	—	(1,746)	NM	—	(2,171)	NM
Net income	$24,406	$31,512	(22.6)	$121,380	$118,370	2.5
Common dividends	$6,463	$6,539	(1.2)	$26,176	$24,464	7.0

Per common share:

Basic:
Income from continuing operations	$0.45	$0.60	(25.0)	$2.21	$2.20	0.5
Loss from discontinued operations, net of income taxes	—	(0.03)	NM	—	(0.04)	NM
Net income	$0.45	$0.57	(21.1)	$2.21	$2.16	2.3

Diluted:
Income from continuing operations	$0.44	$0.60	(26.7)	$2.19	$2.16	1.4
Loss from discontinued operations, net of income taxes	—	(0.03)	NM	—	(0.04)	NM
Net income	$0.44	$0.57	(22.8)	$2.19	$2.12	3.3

Dividends	0.12	0.12	—	0.48	0.45	6.7

Weighted average common shares outstanding:
Basic	54,693,605	54,896,444	(0.4)	55,028,063	54,791,030	0.4
Diluted	55,111,974	55,485,643	(0.7)	55,513,219	55,723,267	(0.4)
NM - Not Meaningful

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2015	2014	% Change		2015	2014	% Change
Net sales
Industrial	$190,229	$198,165	(4.0)		$782,273	$822,051	(4.8)
Aerospace	96,800	112,009	(13.6)		411,709	439,959	(6.4)
Intersegment sales	(3)	(1)	NM		(7)	(4)	75.0
Total net sales	$287,026	$310,173	(7.5)		$1,193,975	$1,262,006	(5.4)

Operating profit
Industrial	$14,687	$27,015	(45.6)		$102,950	$108,360	(5.0)
Aerospace	15,417	21,568	(28.5)		65,446	71,614	(8.6)
Total operating profit	$30,104	$48,583	(38.0)		$168,396	$179,974	(6.4)

Operating margin			Change				Change
Industrial	7.7%	13.6%	(590)	bps.	13.2%	13.2%	—	bps.
Aerospace	15.9%	19.3%	(340)	bps.	15.9%	16.3%	(40)	bps.
Total operating margin	10.5%	15.7%	(520)	bps.	14.1%	14.3%	(20)	bps.
NM - Not Meaningful

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$83,926	$46,039
Accounts receivable	261,757	275,890
Inventories	208,611	212,044
Deferred income taxes	24,825	31,849
Prepaid expenses and other current assets	32,469	22,574
Total current assets	611,588	588,396

Deferred income taxes	1,139	10,061
Property, plant and equipment, net	308,856	299,435
Goodwill	587,992	594,949
Other intangible assets, net	528,322	554,694
Other assets	23,969	26,350
Total assets	$2,061,866	$2,073,885

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$22,680	$8,028
Accounts payable	97,035	94,803
Accrued liabilities	131,320	161,397
Long-term debt - current	1,515	862
Total current liabilities	252,550	265,090

Long-term debt	485,711	495,844
Accrued retirement benefits	112,888	115,057
Deferred income taxes	62,364	70,147
Other liabilities	20,600	15,954

Total stockholders' equity	1,127,753	1,111,793
Total liabilities and stockholders' equity	$2,061,866	$2,073,885

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2015	2014
Operating activities:
Net income	$121,380	$118,370
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,242	81,395
Amortization of convertible debt discount	—	731
(Gain) loss on disposition of property, plant and equipment	(1,128)	143
Stock compensation expense	9,258	7,603
Withholding taxes paid on stock issuances	(4,913)	(4,367)
Loss on the sale of businesses	—	1,586
Pension lump-sum settlement charge	9,856	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	14,027	(21,367)
Inventories	(1,190)	(10,092)
Prepaid expenses and other current assets	(2,645)	(7,137)
Accounts payable	(2,936)	8,123
Accrued liabilities	(16,833)	24,402
Deferred income taxes	3,121	(9,841)
Long-term retirement benefits	1,081	(7,584)
Other	2,575	4,933
Net cash provided by operating activities	209,895	186,898

Investing activities:
Proceeds from disposition of property, plant and equipment	3,442	849
Payments for the sale of businesses	—	(1,181)
Change in restricted cash	—	4,886
Capital expenditures	(45,982)	(57,365)
Business acquisitions, net of cash acquired	(51,954)	—
Component Repair Program payments	(21,000)	(70,100)
Other	—	(1,338)
Net cash used by investing activities	(115,494)	(124,249)

Financing activities:
Net change in other borrowings	14,680	7,009
Payments on long-term debt	(171,198)	(332,336)
Proceeds from the issuance of long-term debt	159,264	293,291
Payment of assumed liability to Otto Männer Holding AG	—	(19,796)
Premium paid on convertible debt redemption	—	(14,868)
Proceeds from the issuance of common stock	11,425	11,460
Common stock repurchases	(52,103)	(8,389)
Dividends paid	(26,176)	(24,464)
Excess tax benefit on stock awards	2,667	4,888
Other	9,850	(338)
Net cash used by financing activities	(51,591)	(83,543)

Effect of exchange rate changes on cash flows	(4,923)	(3,923)
Increase/(decrease) in cash and cash equivalents	37,887	(24,817)

Cash and cash equivalents at beginning of year	46,039	70,856
Cash and cash equivalents at end of year	$83,926	$46,039

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2015	2014
Free cash flow:
Net cash provided by operating activities	$209,895	$186,898
Capital expenditures	(45,982)	(57,365)
Free cash flow (1)	$163,913	$129,533

Free cash flow to net income cash conversion ratio (as adjusted):
Free cash flow (from above)	$163,913	$129,533
Income tax reduction related to the gain on the sale of BDNA	—	(12,608)
Free cash flow (as adjusted)(2)	163,913	116,925

Net income	121,380	118,370
Pension lump-sum settlement charge, net of tax	6,182	—
Net income (as adjusted)(2)	$127,562	$118,370

Free cash flow to net income cash conversion ratio (as adjusted)(2)	128%	99%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the pension lump-sum settlement charge, net of tax, from 2015 net income and the utilization of the year-end 2013 income tax receivable (related to the gain on the sale of BDNA) to offset the 2014 payments from 2014 free cash flow.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,					Twelve months ended December 31,
	2015	2014		% Change		2015	2014	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$14,687	$27,015		(45.6)		$102,950	$108,360	(5.0)

Männer short-term purchase accounting adjustments	—	792				1,481	8,504
Restructuring/reduction in force	3,448	467				3,448	6,020
Acquisition transaction costs	264	—				970	—
Thermoplay short-term purchase accounting adjustments	21	—				1,167	—
Pension lump-sum settlement charge	7,450	—				7,450	—

Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$25,870	$28,274		(8.5)		$117,466	$122,884	(4.4)

Operating Margin - Industrial Segment (GAAP)	7.7%	13.6%		(590)	bps.	13.2%	13.2%	—	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	13.6%	14.3%		(70)	bps.	15.0%	14.9%	10	bps.

Operating Profit - Aerospace Segment (GAAP)	$15,417	$21,568		(28.5)		$65,446	$71,614	(8.6)
Restructuring/reduction in force	774	—				774	—
Contract termination dispute charge	—	—				2,788	—
Pension lump-sum settlement charge	2,405	—				2,405	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$18,596	$21,568	$—	(13.8)		$71,413	$71,614	(0.3)

Operating Margin - Aerospace Segment (GAAP)	15.9%	19.3%		(340)	bps.	15.9%	16.3%	(40)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	19.2%	19.3%		(10)	bps.	17.3%	16.3%	100	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$30,104	$48,583		(38.0)		$168,396	$179,974	(6.4)

Männer short-term purchase accounting adjustments	—	792				1,481	8,504
Restructuring/reduction in force	4,222	467				4,222	6,020
Contract termination dispute charge	—	—				2,788	—
Acquisition transaction costs	264	—				970	—
Thermoplay short-term purchase accounting adjustments	21	—				1,167	—
Pension lump-sum settlement charge	9,856	—				9,856	—

Operating Income as adjusted (Non-GAAP) (1)	$44,467	$49,842		(10.8)		$188,880	$194,498	(2.9)

Operating Margin (GAAP)	10.5%	15.7%		(520)	bps.	14.1%	14.3%	(20)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	15.5%	16.1%		(60)	bps.	15.8%	15.4%	40	bps.

Diluted Income from Continuing Operations per Share (GAAP)	$0.44	$0.60		(26.7)		$2.19	$2.16	1.4

Männer short-term purchase accounting adjustments	—	0.01				0.02	0.11
Restructuring/reduction in force	0.05	0.01				0.05	0.07
Tax benefit recognized for refund of withholding taxes	—	—				(0.05)	—
Contract termination dispute charge	—	—				0.03	—
Acquisition transaction costs	—	—				0.02	—
Thermoplay short-term purchase accounting adjustments	—	—				0.01	—
Pension lump-sum settlement charge	0.11	—				0.11	—

Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (1)	$0.60	$0.62		(3.2)		$2.38	$2.34	1.7

				Full Year 2016 Outlook
Diluted Income from Continuing Operations per Share (GAAP)				$2.40	to	$2.55
Restructuring/reduction in force					0.03
Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (1)				$2.43	to	$2.58

Notes:

(1) The Company has excluded the following from its "as adjusted" financial measurements: 1) short-term purchase accounting adjustments related to its Männer acquisition in 2015 and 2014, 2) restructuring and workforce reduction charges in 2015 and restructuring charges related to the closure of production operations at its Associated Spring facility located in Saline, Michigan in 2014, 3) a tax benefit recognized in the third quarter of 2015 related to a refund of withholding taxes that were previously paid and included in tax expense in prior years, 4) certain charges recorded in the Aerospace segment in the third quarter of 2015 related to a contract termination dispute following a customer sourcing decision, 5) transaction costs related to its Thermoplay and Priamus acquisitions in 2015, 6) short-term purchase accounting adjustments related to its Thermoplay acquisition in 2015 and 7) the pension lump-sum settlement charge recorded in 2015. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.